Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of SanDisk Corporation for the registration of common stock of SanDisk Corporation, debt securities of SanDisk Corporation and M-Systems Finance, Inc. and guarantees of the debt securities of SanDisk Corporation and msystems Ltd. and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements of SanDisk Corporation, SanDisk Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SanDisk Corporation, included in its Annual Report (Form 10-K) for the year ended January 1, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
November 30, 2006